Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-164289) and related Prospectus of Westway Group, Inc. of our report dated March 15, 2010 with respect to the consolidated financial statements of Westway Group, Inc. included in this Annual Report (Form 10-K) of Westway Group, Inc. for the year ended December 31, 2009.

/s/ Ernst & Young LLP

New Orleans, Louisiana

March 15, 2010